Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Post- Effective Amendment No. 2 to Form S-8 No. 333-211764) of Coca-Cola Europacific Partners plc pertaining to the Coca-Cola Europacific Partners PLC Long-Term Incentive Plan, the Coca-Cola European Partners plc Long-Term Incentive Plan 2016 and the Coca-Cola Enterprises Belgium/Coca-Cola Enterprises Services Belgian and Luxembourg Share Savings Plan with respect to shares of Coca-Cola European Partners plc of our reports dated 17 March 2023, with respect to the consolidated financial statements of Coca-Cola Europacific Partners plc, and subsidiaries as of December 31, 2022, 2021, and for each of the three years in the period ended 31 December 2022, and the effectiveness of internal control over financial reporting of Coca-Cola Europacific Partners plc included in its Annual Report (Form 20-F) for the year ended 31 December 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

London, United Kingdom
04 August 2023